                                                                     EXHIBIT 5.1

                                 August 21, 2003

Mercantile Bankshares Corporation
Mercantile Bank & Trust Building
Two Hopkins Plaza
P. O. Box 1477
Baltimore, MD 21203

        Re: Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Mercantile Bankshares Corporation, a Maryland corporation (the "Corporation"), in connection with a registration statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") pertaining to the registration of up to 322,690 shares of its Common Stock, $2.00 par value per share (the "Common Stock"), for issuance and sale pursuant to the F&M Bancorp Restated 1983 Incentive Stock Option Plan, F&M Bancorp 1995 Stock Option Plan, F&M Bancorp 1999 Employee Stock Option Plan, F&M Bancorp 1999 Stock Option Plan for Non-Employee Directors, Patapsco Valley Bancshares, Inc. Incentive Stock Option Plan, Patapsco Valley Bancshares, Inc. Directors' Stock Option Plan, Patapsco Valley Bancshares, Inc. Employee Stock Purchase Plan, Monocacy Bancshares, Inc. 1994 Stock Incentive Plan, Monocacy Bancshares, Inc. 1997 Independent Directors' Stock Option Plan, (collectively, the "Plans").

        In that connection, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion including, but not limited to, the following: (i) the Registration Statement; (ii) the Articles of Incorporation and the Bylaws of the Corporation, as amended and as currently in effect; (iii) the Plans; (iv) certain resolutions of the Board of Directors of the Corporation relating to the issuance of the Common Stock and the other transactions contemplated by the Registration Statement; (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed, without independent verification, the genuineness of signatures, the authenticity of documents and the conformity with originals of copies. Based on the foregoing, we are of the opinion that the Common Stock has been duly authorized for issuance and when sold, issued and paid for as contemplated in the Registration Statement, will have been validly issued and will be fully paid and non-assessable shares of Common Stock of the Corporation under the laws of the State of Maryland.

        We are members of the Bar of the State of Maryland and the opinions expressed herein are limited to the corporate laws of Maryland pertaining to matters such as the issuance of stock, but not including the "securities" or "blue sky" law of the State.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                            Very truly yours,

                                            /s/ VENABLE, BAETJER AND HOWARD LLP